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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                 SCHEDULE 13G

                   Under the Securities Exchange Act of 1934
                             (Amendment No.    )*

                             DIALOGIC CORPORATION
                               (Name of Issuer)

                                 Common Stock
                        (Title of Class of Securities)

                                  252499 10 8
                                (CUSIP Number)

                                 March 1, 1999
            (Date of Event Which Requires Filing of this Statement)

                           Robert A. Eshelman, Esq.
                   General Counsel, Finance & Administration
                             Microsoft Corporation
                               One Microsoft Way
                            Redmond, WA 98052-6399
                                (425) 882-8080
                (Name, Address and Telephone Number of Person
               Authorized to Receive Notices and Communications)

  Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

     [ ] Rule 13d-1(b)
     [x] Rule 13d-1(c)
     [ ] Rule 13d-1(d)

  *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

  The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
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-----------------------
 CUSIP NO.  252499 10 8
-----------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    Microsoft Corporation
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      91-1144442

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      State of Washington

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                          SOLE VOTING POWER
                     5
     NUMBER OF            1,140,550

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          0
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             1,140,550

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          0

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      1,140,550

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      6.7%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      CO

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                                  Page 2 of 4
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Item 1.

     (a)  Name of Issuer:  DIALOGIC CORPORATION
     (b)  Address of Issuer's Principal Executive Offices:

               1515 Route 10
               Parsippany, NJ 07054

Item 2.

     (a)  Name of Person Filing:  Microsoft Corporation
     (b)  Address of Principal Business Office:

               Microsoft Corporation
               One Microsoft Way
               Redmond, WA 98052-6399

     (c)  Citizenship:  State of Washington

     (d)  Title of Class of Securities:  Common Stock

     (e)  CUSIP Number:  252499 10 8

Item 3.  Not Applicable.

Item 4.  Ownership

     (a)  Amount Beneficially Owned:  1,140,550*

     (b)  Percent of Class:  6.7%*

     (c)  Number of shares as to which such person has:

          (i)      sole power to vote or to direct the vote 1,140,550*

          (ii)     shared power to vote or to direct the vote 0

          (iii) sole power to dispose or to direct the disposition of 1,140,550*

          (iv)     shared power to dispose or to direct the disposition of - 0

          ---------
          *Note: Includes 279,869 shares of common stock subject to a warrant that is immediately exercisable until March 1, 2003. Although Microsoft Corporation ("Microsoft") does not presently hold the common stock underlying such warrant, Microsoft is deemed to be the beneficial owner of the stock pursuant to Rule 13d-3(d)(1)(i) as promulgated under the Securities Exchange Act of 1934, as amended.

Item 5.  Ownership of Five Percent or Less of a Class

     Not Applicable.


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Item 6.  Ownership of More than Five Percent on Behalf of Another Person

     Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

     Not Applicable.

Item 8.  Identification and Classification of Members of the Group

     Not Applicable.

Item 9.  Notice of Dissolution of a Group

     Not Applicable.

Item 10. Certification

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                            March 10, 1999


                                            MICROSOFT CORPORATION

                                            By  /s/ Robert A. Eshelman
                                                ----------------------
                                                      Signature

                                  Page 4 of 4